Exhibit 4.4

REGISTRATION RIGHTS AGREEMENT dated as of July 18, 2006 (this “Agreement”), by and between Pliant Corporation, a Delaware corporation (the “Company”), the Bond Stockholders (as defined herein) and the Other Stockholders (as defined herein).

WHEREAS, on January 3, 2006, Pliant (Utah) and certain of its subsidiaries, Uniplast Holdings, Inc., Pliant Corporation International, Pliant Solutions Corporation, Pliant Film Products of Mexico, Inc., Pliant Packaging of Canada, LLC, Pliant Investment, Inc., Alliant Company LLC, Uniplast U.S., Inc., Uniplast Industries Co., and Pliant Corporation of Canada Ltd. (collectively, the “Debtors”) filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court.

WHEREAS, on June 19, 2006, the Debtors’ Fourth Amended Joint Plan of Reorganization (the “Plan”) was filed with the Bankruptcy Court, which Plan, among other things, provides for the execution and delivery of this Agreement by the Company, the Bond Stockholders and the Other Stockholders.

WHEREAS, the Plan further provides that this Agreement shall be binding on all parties receiving Series AA Preferred Stock of the Company pursuant to the Plan, regardless of whether such parties execute this Agreement.

WHEREAS, the Debtors, the creditors and other interest-holders of Pliant (Utah) have approved, and the Bankruptcy Court has confirmed, the Plan.

WHEREAS, the Bankruptcy Court has entered an order pursuant to Section 1129 of the Bankruptcy Code, confirming the Plan and authorizing and directing the Company to execute and deliver this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as set forth below.

Section 1.                                          Definitions.

(a)                                  As used in this Agreement, the following terms shall have the following meanings:

“Agreement” has the meaning ascribed to it in the caption.

“Bankruptcy Code” means the United States Bankruptcy Code, 11 U.S.C. §§ et seq.

“Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware.

“Board” means the board of directors of the Company.

“Bond Stockholders” means, collectively: (a) all Persons who receive Series AA Preferred Stock in respect of Class 7 Claims under the Plan, including the Persons listed on Exhibit A attached hereto and made a part hereof (as the same may be amended by the Company to reflect any such Persons not listed thereon on the date hereof); and (b) any Person who is or becomes a holder of Registrable Shares by transfer of Registrable Shares from a Bond Stockholder and who becomes a party to this Agreement as a “Bond Stockholder” by executing a Joinder Agreement acknowledged by the Company, in each case, only for so long as such Person holds Registrable Shares.

“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are not required by law to be open in New York, New York.

“Commission” means the Securities and Exchange Commission or any other Governmental Authority at the time administering the Securities Act.

“Company” has the meaning ascribed to it in the caption.

“Debtors” has the meaning ascribed to it in the recitals.

“Demand Registration” has the meaning ascribed to such term in Section 2(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor Federal statute then in force, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect from time to time.

“Form S-1,” “Form S-4” or “Form S-8” means Form S-1, Form S-4 or Form S-8, as appropriate, under the Securities Act or any successor forms thereto.

“Governmental Authority” means any domestic or foreign government or political subdivision thereof, whether on a Federal, state or local level and whether executive, legislative or judicial in nature, including any agency, authority, board, bureau, commission, court, department or other instrumentality thereof.

“Inclusion Request” has the meaning ascribed to such term in Section 2(a).

“Information” has the meaning ascribed to such term in Section 3(i).

“Initiating Request” has the meaning ascribed to such term in Section 2(a).

“Inspectors” has the meaning ascribed to such term in Section 3(i).

“Joinder Agreement” means the Joinder Agreement in the form of Exhibit B attached hereto.

“Material Transaction” means any material transaction in which the Company or any of its Subsidiaries proposes to engage or is engaged, including a purchase or sale of assets or securities, financing, merger, tender offer or any other transaction that would require disclosure pursuant to the Exchange Act, and with respect to which the Board reasonably has determined in good faith that compliance with this Agreement would require the Company to disclose material, non-public, competitive or sensitive information prior to such time as it would otherwise be required to be disclosed and thereby materially interfere with the ability of the Company or such Subsidiary to consummate such transaction.

“NASDAQ” means The National Association of Securities Dealers Automated Quotations System.

“NASD” means the National Association of Securities Dealers, Inc.

“Other Stockholders” means, collectively: (a) (i) Flexible Films, LLC, a Delaware limited liability company, (ii) Flexible Films II, LLC, a Delaware limited liability company, (iii) New York Life Capital Partners, L.P., (iv) The Northwestern Mutual Life Insurance Company and (v) Wachovia Capital Partners, LLC; and (b) any Person who (i) becomes a holder of Registrable Shares by transfer of Registrable Shares from an Other Stockholder and (ii) becomes a party to this Agreement as an “Other Stockholder” by executing a Joinder Agreement acknowledged by the Company, in each case, only for so long as such Person holds Registrable Shares.

“Person” shall be construed as broadly as possible and shall include an individual person, a partnership (including a limited liability partnership), a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization and a Governmental Authority.

“Plan” has the meaning ascribed to such term in the recitals.

“Pliant (Utah)” means Pliant Corporation, a Utah corporation.

“Primary Shares” means, at any time, the authorized but unissued shares of Series AA Preferred Stock or shares of Series AA Preferred Stock held in the treasury of the Company.

“Prospectus” means the prospectus included in any Registration Statement, including any amendment or prospectus subject to completion, and any such prospectus as amended or supplemented by any prospectus supplement with respect to the terms of the offering of any portion of the Registrable Shares and, in each case, by all other amendments and supplements to such prospectus, including post-effective amendments, and in each case including all material incorporated by reference therein.

“Records” has the meaning ascribed to it in Section 3(i).

“Registrable Shares” means at any time, the shares of Series AA Preferred Stock held by, or issuable to, a Stockholder.  Any particular Registrable Shares shall cease to be Registrable Shares (a) when an offering of such Registrable Shares has been registered under the Securities Act, the Registration Statement in connection therewith has been declared effective and such Registrable Shares have been disposed of pursuant to and in the manner described in such effective Registration Statement or (b) when such Registrable Shares have ceased to be outstanding.

“Registration Request Notice” has the meaning ascribed to it in Section 2(a).

“Registration Statement” means any registration statement of the Company that covers an offering of any of the Registrable Shares, and all amendments and supplements to any such Registration Statement, including post-effective amendments, in each case including the Prospectus contained therein, all exhibits thereto and all material incorporated by reference therein.

“Representative” of a Person shall be construed broadly and shall include such Person’s partners, members, officers, directors, managers, investment advisors, employees, agents, advisors, counsel, accountants and other representatives.

“Requisite Bond Stockholders” means, on the date of determination, those Bond Stockholders who hold in the aggregate more than fifty percent (50%) of the Registrable Shares held by all of the Bond Stockholders on such date of determination.

“Requisite Other Stockholders” means, on the date of determination, those Other Stockholders who hold in the aggregate more than fifty percent (50%) of the Registrable Shares held by all of the Other Stockholders on such date of determination.

“Requisite Stockholders” means, with respect to any Registration Statement filed or to be filed by the Company pursuant to this Agreement, those Stockholders who hold in the aggregate more than fifty percent (50%) of the Registrable Shares held by all of the Stockholders whose shares are offered for sale or to be offered for sale pursuant to such Registration Statement.

“Rule 144” means Rule 144 promulgated under the Securities Act or any successor rule thereto.

“Securities” means “securities” as defined in Section 2(1) of the Securities Act and includes, with respect to any Person, such Person’s capital stock or other equity interests or any options, warrants or other securities that are directly or indirectly convertible into, or exercisable or exchangeable for, such Person’s capital stock or other equity or equity-linked interests, including phantom stock and stock appreciation rights.

“Securities Act” means the Securities Act of 1933, as amended, or any successor Federal statute, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect from time to time.

“Series AA Preferred Stock” means the Series AA Redeemable Preferred Stock of the Company, par value $.01 per share.

“Stockholders” means the Bond Stockholders and the Other Stockholders.

“Stockholders’ Counsel” has the meaning ascribed to it in Section 3(b).

“Subsidiary” means, at any time, with respect to any Person (the “Subject Person”), any other Person of which either (a) fifty percent (50%) or more of the Securities or other interests entitled to vote in the election of directors or comparable governance bodies performing similar functions or (b) an interest of 50% or more in the profits or capital of such Person, are at the time owned or controlled directly or indirectly by the Subject Person or through one or more subsidiaries of the Subject Person.

(b)                                 The use in this Agreement of the term “including” means “including, without limitation.”  The words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole, including the schedules and exhibits, as the same may from time to time be amended, modified, supplemented or restated, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement.  All references to sections, schedules and exhibits mean the sections of this Agreement and the schedules and exhibits attached to this Agreement, except where otherwise stated.  The title of and the section and paragraph headings in this Agreement are for convenience of reference only and shall not govern or affect the interpretation of any of the terms or provisions of this Agreement.  The use herein of the masculine, feminine or neuter forms shall also denote the other forms, as in each case the context may require.  Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates.  The language used in this Agreement has been chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.  Unless expressly provided otherwise, the measure of a period of one month or year for purposes of this Agreement shall be that date of the following month or year corresponding to the starting date, provided that if no corresponding date exists, the measure shall be that date of the following month or year corresponding to the next day following the starting date.  For example, one month following February 18 is March 18, and one month following March 31 is May 1.

Section 2.                                          Required Registration.

(a)                                  If, at any time following the nine-month anniversary of the date hereof and prior to the second anniversary of the date hereof, the Company shall be requested in writing (an “Initiating Request”) by the Requisite Bond Stockholders to effect the registration under the Securities Act of an underwritten offering of Registrable Shares (a “Demand Registration”), then the Company shall, subject to Sections 2.1(c) and (d) below, promptly use its reasonable best efforts to effect a registration under the Securities Act of an offering of all the Registrable Shares that the Company has been requested pursuant to such Initiating Request and in any Inclusion Request (as hereinafter defined) to register for sale in accordance with this Section 2.1(a) and with the method of distribution specified in the Initiating Request.  The Company shall promptly give written notice to all Stockholders (a “Registration Request Notice”) of the Company’s requirement to register such offering.  The Stockholders shall have thirty (30) days after delivery of a Registration Request Notice to deliver to the Company a request in writing (an “Inclusion Request”) that the Company include in such registration the number of Registrable Shares of all Stockholders so specified in the Inclusion Request.

(b)                                 Anything contained in Section 2.1(a) to the contrary notwithstanding, the Company may delay the filing or effectiveness of any Registration Statement for a period of up to 120 days after the date that the Requisite Bond Stockholders make an Initiating Request, if at the time of such Initiating Request: (i) any other registration statement (other than on Form S-4 or Form S-8) pursuant to which shares of Series AA Preferred Stock are to be or were offered and sold has been filed and not withdrawn or has been declared effective within the prior ninety (90) days; or (ii) the Board determines in good faith that (A) it is in possession of material, non-public information concerning pending or threatened litigation and disclosure of such information would jeopardize such litigation or otherwise materially harm the Company or (B) a Material Transaction that has not been publicly disclosed is reasonably likely to occur.

(c)                                  The Company may not include any Securities other than Registrable Shares and Primary Shares in any Demand Registration without the consent of the Requisite Stockholders; provided, however, that if the managing underwriter advises the Company that the inclusion of all Registrable Shares and Primary Shares proposed to be included in such registration would materially adversely affect the offering and sale (including pricing) of all such Securities, then the number of Registrable Shares and Primary Shares proposed to be included in such registration shall be included in the following order:

(i)                                     first, the Registrable Shares owned by the Stockholders, pro rata based upon the number of Registrable Shares owned by each such Stockholder at the time of such registration; and

(ii)                                  second, the Primary Shares.

(d)                                 Notwithstanding anything contained herein to the contrary, the Company shall not be required to effect more than one (1) registration of an offering of Registrable Shares on Form S-1 pursuant to Section 2(a).

(e)                                  The Requisite Stockholders shall select the managing underwriter or underwriters to administer the offering, which managing underwriters shall be a firm of nationally recognized standing.

(f)                                    Any Stockholder initiating or requesting the inclusion of Registrable Shares in a Demand Registration may, by written notice to the Company delivered prior to the effectiveness of the Registration Statement, withdraw its request to have its Registrable Shares included in such Demand Registration.  In the event that either: (i) the conditions to closing specified in an underwriting agreement to which the Company is a party with respect to a Demand Registration are not satisfied or waived; or (ii) any Registration Statement filed pursuant to this Section 2 is not declared effective for any reason, then in each such case such withdrawn registration shall not be deemed a Demand Registration for purposes of this Section 2.

(g)                                 The Requisite Bond Stockholders shall have the right to terminate or withdraw any registration initiated pursuant to this Section 2 by written notice to the Company delivered prior to the effectiveness of such Registration Statement and such withdrawn registration shall not be deemed a Demand Registration for purposes of this Section 2 if the Bond Stockholders within 30 days after the delivery of such written notice fully reimburse the

Company for all costs, fees and expenses incurred by the Company (including legal fees) in connection with such withdrawn registration.

Section 3.                                          Preparation and Filing.

If and whenever the Company is under an obligation pursuant to the provisions of this Agreement to use its reasonable best efforts to effect the registration of an offering and sale of any Registrable Shares, the Company shall, as expeditiously as practicable:

(a)                                  use its reasonable best efforts to cause a Registration Statement that registers such offering of Registrable Shares to become and remain effective for a period of 120 days or until all of such Registrable Shares have been disposed of (if earlier);

(b)                                 furnish, at least five (5) Business Days before filing a Registration Statement that registers such Registrable Shares, a draft Prospectus relating thereto and any amendments or supplements relating to such Registration Statement or Prospectus, to one counsel (the “Stockholders’ Counsel”) selected by the Requisite Stockholders, copies of all such documents proposed to be filed (it being understood that such five (5) Business Day period need not apply to successive drafts of the same document proposed to be filed so long as such successive drafts are supplied to such counsel in advance of the proposed filing by a period of time that is customary and reasonable under the circumstances), and shall reflect in each such document, when so filed with the Commission, such comments as the Stockholders whose Registrable Shares are to be covered by such Registration Statement may reasonably propose;

(c)                                  prepare and file with the Commission such amendments and supplements to such Registration Statement and the Prospectus used in connection therewith as may be necessary to keep such Registration Statement effective for a period of at least 120 days or until all of such Registrable Shares have been disposed of (if earlier) and to comply with the provisions of the Securities Act with respect to the offering and sale or other disposition of such Registrable Shares;

(d)                                 notify the Stockholders’ Counsel promptly in writing of (i) any comments by the Commission with respect to such Registration Statement or Prospectus, or any request by the Commission for the amending or supplementing thereof or for additional information with respect thereto; (ii) the issuance by the Commission of any stop order suspending the effectiveness of such Registration Statement or Prospectus or any amendment or supplement thereto or the initiation of any proceedings for that purpose; and (iii) the receipt by the Company of any notification with respect to the suspension of the qualification of such Registrable Shares for sale in any jurisdiction or the initiation or threatening of any proceeding for such purposes;

(e)                                  use its reasonable best efforts to register or qualify such Registrable Shares under such other securities or “blue sky” laws of such jurisdictions as any seller of Registrable Shares reasonably requests and do any and all other acts and things that may reasonably be necessary or advisable to enable such seller of Registrable Shares to consummate the disposition in such jurisdictions of the Registrable Shares owned by such seller; provided, however, that the Company will not be required to qualify generally to do business, subject itself to general taxation or consent to general service of process in any jurisdiction where it would not otherwise be required to do so but for this Section 3(e);

(f)                                    furnish to each seller of such Registrable Shares such number of copies of a summary Prospectus or other Prospectus, including a preliminary Prospectus, in conformity with the requirements of the Securities Act, and such other documents as such seller of Registrable Shares may reasonably request in order to facilitate the public offering and sale or other disposition of such Registrable Shares;

(g)                                 use its reasonable best efforts to cause such offering and sale of Registrable Shares to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Company to enable the seller or sellers thereof to consummate the disposition of such Registrable Shares;

(h)                                 promptly notify on a timely basis each seller of such Registrable Shares at any time when a Prospectus relating to such Registrable Shares is required to be delivered under the Securities Act of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing and, at the request of such seller, prepare and furnish to such seller a reasonable number of copies of a supplement to or an amendment of such Prospectus as may be necessary so that, as thereafter delivered to the offerees of such shares, such Prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing;

(i)                                     make available for inspection by any seller of such Registrable Shares, any underwriter participating in any disposition pursuant to such Registration Statement and any attorney, accountant or other agent retained by any such seller or underwriter (collectively, the “Inspectors”), all pertinent financial, business and other records, pertinent corporate documents and properties of the Company (collectively, the “Records”), as shall reasonably be necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors and employees to supply all information (together with the Records, the “Information”) reasonably requested by any such Inspector in connection with such Registration Statement (and any of the Information that the Company determines in good faith to be confidential, and of which determination the Inspectors are so notified, shall not be disclosed by the Inspectors unless (i) the disclosure of such Information is necessary to avoid or correct a misstatement or omission in the Registration Statement; (ii) the release of such Information is ordered pursuant to a subpoena or other order from a court of competent jurisdiction or is otherwise required by law; (iii) such Information has been made generally available to the public; or (iv) the seller of Registrable Shares agrees that it will, upon learning that disclosure of such Information is sought in a court of competent jurisdiction, give notice to the Company and allow the Company, at the Company’s expense, to undertake appropriate action to prevent disclosure of the Information deemed confidential);

(j)                                     use its reasonable best efforts to obtain from its independent certified public accountants a “cold comfort” letter in customary form and covering such matters of the type customarily covered by cold comfort letters;

(k)                                  use its reasonable best efforts to obtain, from its counsel, an opinion or opinions in customary form and covering such matters of the type customarily covered by such opinions (which shall also be addressed to the Stockholders selling Registrable Shares in such registration);

(l)                                     provide and maintain a transfer agent and registrar (which may be the same entity and which may be the Company) for such Registrable Shares;

(m)                               issue to any underwriter to which any seller of Registrable Shares may sell shares in such offering certificates evidencing such Registrable Shares;

(n)                                 list such Registrable Shares on any national securities exchange on which any shares of the Series AA Preferred Stock are listed or, if the Series AA Preferred Stock is not listed on a national securities exchange, take all reasonable action required to qualify such Registrable Shares for quotation on the NASDAQ OTC Bulletin Board Service;

(o)                                 otherwise comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable but not later than eighteen (18) months after the effective date, earnings statements (which need not be audited) covering a period of twelve (12) months beginning within three (3) months after the effective date of the Registration Statement, which earnings statements shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;

(p)                                 use its reasonable best efforts to obtain the withdrawal of any order suspending the effectiveness of a Registration Statement, or the lifting of any suspension or exemption from qualification of any of the Registrable Shares for sale in any jurisdiction as soon as is practicable;

(q)                                 use its reasonable best efforts to take all other steps necessary to effect the registration of such Registrable Shares contemplated hereby; and

(r)                                    cause officers or key employees of the Company, as applicable, to participate in any “road show” or “road shows” reasonably requested by the managing underwriter.

Section 4.                                          Expenses.

All expenses incident to the Company’s performance of or compliance with Sections 2 and 3, including without limitation (a) all registration and filing fees, and any other fees and expenses associated with filings required to be made with any stock exchange and the Commission (including, if applicable, the fees and expenses of any “qualified independent underwriter” and its counsel as may be required by the rules and regulations of the NASD); (b) all fees and expenses of compliance with state securities or “blue sky” laws (including fees and disbursements of counsel for the underwriters or Stockholders in connection with “blue sky”

qualifications of the Registrable Shares and determination of their eligibility for investment under the laws of such jurisdictions as the managing underwriters may designate); (c) all printing and related messenger and delivery expenses (including expenses of printing certificates for the Registrable Shares in a form eligible for deposit with The Depository Trust Company) and of printing prospectuses, all fees and disbursements of counsel for the Company and of all independent certified public accountants of the issuer (including the expenses of any special audit and “cold comfort” letters required by or incident to such performance); (d) Securities Act liability insurance if the Company so desires or the underwriters so require; (e) all fees and expenses incurred in connection with the listing of the Registrable Shares on any securities exchange and all rating agency fees; (f) all reasonable fees and disbursements of the Stockholders’ Counsel to represent such Stockholders in connection with such registration; (g) all fees and disbursements of underwriters customarily paid by the issuer or sellers of Securities, excluding underwriting discounts and commissions and transfer taxes, if any, and fees and disbursements of counsel to underwriters; and (h) fees and expenses of other Persons retained by the Company, will be borne by the Company, regardless of whether the Registration Statement becomes effective.  In addition, the Company will, in any event, pay its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any audit and the fees and expenses of any Person, including special experts, retained by the Company.

Section 5.                                          Indemnification.

(a)                                  In connection with any registration of any offering and sale of Registrable Shares under the Securities Act pursuant to this Agreement, the Company shall indemnify and hold harmless the seller of such Registrable Shares, each underwriter, broker or any other Person acting on behalf of such seller, each other Person, if any, who controls any of the foregoing Persons within the meaning of the Securities Act and each Representative of any of the foregoing Persons, against any losses, claims, damages or liabilities, joint or several, to which any of the foregoing Persons may become subject, whether commenced or threatened, under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in the Registration Statement under which such Registrable Shares were registered, any preliminary Prospectus or final Prospectus contained therein, any amendment or supplement thereto or any document incident to registration or qualification of any offering and sale of any Registrable Shares, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading or, with respect to any Prospectus, necessary to make the statements therein in light of the circumstances under which they were made not misleading, or any violation by the Company of the Securities Act or state securities or “blue sky” laws applicable to the Company and relating to action or inaction required of the Company in connection with such registration or qualification under such state securities or “blue sky” laws, and the Company shall promptly reimburse such seller, underwriter, broker, controlling Person or Representative for any legal or other expenses incurred by any of them in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that the Company shall not be liable to any such Person to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in said Registration Statement, preliminary Prospectus, amendment thereto, or any document incident to registration or qualification of any Registrable Shares in reliance upon and in conformity with written information furnished to the Company through an instrument duly executed by such Person, or a Person duly acting on their behalf, specifically for use in the preparation thereof; provided, further, however, that the foregoing indemnity agreement is subject to the condition that, insofar as it relates to any untrue statement or allegedly untrue statement in, or omission or alleged omission made in any preliminary Prospectus but eliminated or remedied in the final Prospectus (filed pursuant to Rule 424 of the Securities Act), such indemnity agreement shall not inure to the benefit of any indemnified party from whom the Person asserting any loss, claim, damage, liability or expense purchased the Registrable Shares which are the subject thereof, if a copy of such final Prospectus had been timely made available to such indemnified party and such final Prospectus was not delivered to such Person with or prior to the written confirmation of the sale of such Registrable Shares to such Person.

(b)                                 In connection with any registration of an offering and sale of Registrable Shares under the Securities Act pursuant to this Agreement, each seller of Registrable Shares shall indemnify and hold harmless (in the same manner and to the same extent as set forth in Section 5(a)) the Company, each underwriter or broker involved in such offering, each other seller of Registrable Shares under such Registration Statement, each Person who controls any of the foregoing Persons within the meaning of the Securities Act and any Representative of the foregoing Persons with respect to any untrue statement or allegedly untrue statement in or omission or alleged omission from such Registration Statement, any preliminary Prospectus or final Prospectus contained therein, any amendment or supplement thereto or any document incident to registration or qualification of any such offering and sale of Registrable Shares, if such statement or omission was made in reliance upon and in conformity with written information furnished to the Company or such underwriter through an instrument duly executed by such seller or a Person duly acting on such Seller’s behalf specifically for use in connection with the preparation of such Registration Statement, preliminary Prospectus, final Prospectus, amendment or supplement; provided, however, that the maximum amount of liability in respect of such indemnification shall be limited, in the case of each seller of Registrable Shares, to an amount equal to the net proceeds actually received by such seller from the sale of Registrable Shares effected pursuant to such registration.

(c)                                  Promptly after receipt by an indemnified party of notice of the commencement of any action involving a claim referred to in the preceding paragraphs of this Section 5, such indemnified party will, if a claim in respect thereof is made against an indemnifying party, give written notice to the latter of the commencement of such action (provided, however, that an indemnified party’s failure to give such notice in a timely manner shall only relieve the indemnification obligations of an indemnifying party to the extent such indemnifying party is materially prejudiced by such failure).  In case any such action is brought against an indemnified party, the indemnifying party will be entitled to participate in and to assume the defense thereof, jointly with any other indemnifying party similarly notified to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election to assume the defense thereof, the indemnifying party shall not be responsible for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof; provided, however, that if any indemnified party shall have reasonably concluded that there may be one or more legal or equitable defenses available to such indemnified party which are in addition to or in conflict with those available to the indemnifying party, or that such claim or litigation involves or could have an effect upon matters beyond the scope of the indemnity agreement provided in this Section 5, the indemnifying party shall not have the right to assume the defense of such action on behalf of such indemnified party and such indemnifying party shall reimburse such indemnified party and any Person controlling such indemnified party for that portion of the fees and expenses of any one lead counsel (plus appropriate special and local counsel) retained by the indemnified party that are reasonably related to the matters covered by the indemnity agreement provided in this Section 5.

(d)                                 If the indemnification provided for in this Section 5 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, claim, damage or liability referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amounts paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other hand in connection with the statements or omissions that resulted in such loss, claim, damage or liability as well as any other relevant equitable considerations; provided, however, that the maximum amount of liability in respect of such contribution shall be limited, in the case of each seller of Registrable Shares, to an amount equal to the net proceeds actually received by such seller from the sale of Registrable Shares effected pursuant to such registration.  The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.  No Person guilty of fraud shall be entitled to indemnification or contribution hereunder.

(e)                                  The indemnification and contribution provided for under this Agreement will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party and will survive the transfer of Registrable Shares.

Section 6.                                          Underwriting Agreement.

(a)                                  If requested by the managing underwriters in connection with a request for a Demand Registration under Section 2, the Company shall enter into a firm commitment underwriting agreement with such underwriters, such agreement to be reasonably satisfactory in substance and form to the Company, the Requisite Stockholders and the underwriters, and to contain such representations, warranties and undertakings (including undertakings with respect to holdback periods) by the Company and such other terms as are customary in agreements of that type, including, without limitation, indemnification and contribution to the effect and to the extent provided in Section 5.

(b)                                 No Stockholder may participate in any registration hereunder unless such Stockholder agrees (i) to sell such Stockholder’s Registrable Shares proposed to be included therein on the basis provided in any underwriting arrangements acceptable to the Company and the Requisite Stockholders and (ii) as expeditiously as possible, to notify the Company of the occurrence of any event concerning such Stockholder as a result of which the Prospectus relating to such registration contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 7.                                          Information by Holder.

Each holder of Registrable Shares to be included in any registration shall furnish to the Company and the managing underwriter such written information regarding such holder and the distribution proposed by such holder as the Company or the managing underwriter may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification or compliance referred to in this Agreement.

Section 8.                                          Public Market for Series AA Preferred Stock.

The Company shall take all actions necessary to permit the Series AA Preferred Stock to be eligible for quotation, and use commercially reasonable and lawful efforts to encourage at least two market makers to quote the Series AA Preferred Stock, in the NASDAQ OTC Bulletin Board Service, in each case as soon as practicable after the date of this Agreement.

Section 9.                                          Termination.

This Agreement shall terminate and be of no further force or effect when there shall not be any Registrable Shares outstanding; provided, however, that Sections 4 and 5 shall survive the termination of this Agreement.

Section 10.                                   Successors and Assigns.

(a)                                  This Agreement shall bind and inure to the benefit of the Company and the Stockholders and, subject to Section 10(b), their respective successors and permitted assigns.  The Company may not assign its rights or obligations hereunder without the prior written consent of the Requisite Bond Stockholders and the Requisite Other Stockholders.

(b)                                 Each Stockholder may assign its rights hereunder to any Person acquiring Registrable Shares; provided, however, that such Person shall, as a condition to the effectiveness of such assignment, be required to execute a Joinder Agreement agreeing to be treated as a Stockholder hereunder, as applicable, whereupon such purchaser shall have the benefits of, and shall be subject to the restrictions contained in, this Agreement.

Section 11.                                   Notices.

All notices, amendments, waivers or other communications pursuant to this Agreement shall be in writing and shall be deemed to have been duly given if personally delivered, telecopied, sent by nationally recognized overnight courier or mailed by registered or certified mail with postage prepaid, return receipt requested, to the parties hereto at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)                                  if to the Company, to:

Pliant Corporation

1475 Woodfield Road, Suite 700

Schaumburg, Illinois  60173

Attention: President

Facsimile:  (847) 969-3338

Telephone: (847) 969-3330

with copies to:

Sidley Austin LLP
One South Dearborn
Chicago, Illinois 60603
Attention: Larry J. Nyhan, Esq.

John R. Box, Esq.

Facsimile: (312) 853-7036
Telephone: (312) 853-7425; and

O’Melveny & Myers LLP
Times Square Tower
7 Times Square
New York, New York 10036
Attn: Ilan S. Nissan, Esq.
Facsimile:  212-326-2061
Telephone: 212-408-2443

(b)                                 if to any Stockholder, as set forth on Annex I hereto.

Any such notice or communication shall be deemed to have been given and received (a) when delivered, if personally delivered; (b) when sent, if sent by telecopy on a Business Day (or, if not sent on a Business Day, on the next Business Day after the date sent by telecopy); (c) on the next Business Day after dispatch, if sent by nationally recognized overnight courier guaranteeing next Business Day delivery; and (d) on the fifth Business Day following the date on which the piece of mail containing such communication is posted, if sent by mail.

Section 12.                                   Modifications; Amendments; Waivers.

The terms and provisions of this Agreement may not be amended, modified or waived except pursuant to a writing signed by the Company, the Requisite Bond Stockholders and the Requisite Other Stockholders; provided, however, that any amendment, modification or waiver that discriminates against any Stockholder or treats any Stockholder in a manner materially adversely different from the treatment afforded to other such Stockholders in this Agreement as of the date hereof shall not be effective as to such Stockholder without his, her or its prior written consent.

Section 13.                                   Severability.

It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the law and public policies applied in each jurisdiction in which enforcement is sought.  Accordingly, if any provision of this Agreement would be held in any jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.  Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 14.                                   Counterparts and Facsimile Execution.

This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by facsimile or otherwise) to the other parties, it being understood that all parties need not sign the same counterpart.  Any counterpart or other signature hereupon delivered by facsimile shall be deemed for all purposes as constituting good and valid execution and delivery of this Agreement by such party.

Section 15.                                   Governing Law; Choice or Jurisdiction and Venue.

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAWS OR PRINCIPLES THEREOF THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.  WITH RESPECT TO ANY LAWSUIT OR PROCEEDING ARISING OUT OF OR BROUGHT WITH RESPECT TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY, EACH OF THE PARTIES HERETO IRREVOCABLY (a) SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES FEDERAL AND DELAWARE STATE COURTS LOCATED IN THE COUNTY OF NEW CASTLE IN THE STATE OF DELAWARE; (b) WAIVES ANY OBJECTION IT MAY HAVE AT ANY TIME TO THE LAYING OF VENUE OF ANY PROCEEDING BROUGHT IN ANY SUCH COURT; (c) WAIVES ANY CLAIM THAT SUCH PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM; AND (d) FURTHER WAIVES THE RIGHT TO OBJECT, WITH RESPECT TO SUCH PROCEEDINGS, THAT SUCH COURT DOES NOT HAVE JURISDICTION OVER SUCH PARTY.

Section 16.                                   Waiver of Jury Trial.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY OF ANY ACTION, PROCEEDING OR COUNTERCLAIM BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THE PARTIES HERETO RELATING TO THE SUBJECT MATTER HEREOF.  EACH OF THE PARTIES HERETO ALSO WAIVES ANY BOND OR SURETY OR SECURITY UPON SUCH BOND THAT MIGHT, BUT FOR THIS WAIVER, BE REQUIRED

OF THE OTHER PARTY.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.  EACH OF THE PARTIES HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO THIS AGREEMENT.  EACH OF THE PARTIES HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED OR HAD THE OPPORTUNITY TO REVIEW THIS WAIVER WITH ITS RESPECTIVE LEGAL COUNSEL, AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH SUCH LEGAL COUNSEL.  IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

Section 17.                                   Entire Agreement.

This Agreement and the other documents, certificates, instruments, writings and agreements referred to herein or delivered pursuant hereto contain the entire understanding of the parties with respect to the subject matter hereof and supersede in their entirety any and all prior agreements and understandings between the parties hereto with respect to subject matter hereof, all of which are hereby terminated in their entirety and of no further force or effect.

Section 18.                                   Headings.

The section headings in this Agreement are for convenience only and shall not control or affect the meaning of any provision of this Agreement.

*******

IN WITNESS WHEREOF, the undersigned have duly executed this Registration Rights Agreement as of the date first written above.

PLIANT CORPORATION

By:	/s/ Harold C. Bevis
Name: Harold C. Bevis
Title: President and Chief Executive Officer

[BOND STOCKHOLDERS]

By: [	]

By:
Name:
Title:

FLEXIBLE FILMS, LLC
FLEXIBLE FILMS II, LLC

By:	J.P. Morgan Partners (BHCA), L.P.,
its Member,

By:	JPMP Master Fund Manager, L.P.,
its General Partner

By:	JPMP Capital Corp.,
its General Partner

By:
Name:
Title:

NEW YORK LIFE CAPITAL PARTNERS, L.P.

By:	NYLCAP Manager LLC,
its Investment Manager

By:
Name:
Title:

THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY

By:
Name:
Title:

WACHOVIA CAPITAL PARTNERS, LLC

By:
Name:
Title:

[OTHERS]

Annex I

Notice Provisions

[Bond Stockholders]

[                                ]
[                                ]
Attention: [              ]
Facsimile:  [              ]

Telephone: [              ]

with a copy to:

[                                ]
[                                ]
[                                ]
[                                ]
Attention: [                                ]
Facsimile:  [                                ]

Telephone: [                                ]

Flexible Films, LLC

Flexible Films II, LLC

Southwest Industrial Films, LLC

Southwest Industrial Films II, LLC

c/o J.P. Morgan Partners, LLC

1221 Avenue of the Americas

New York, New York  10020

Attention: Timothy Walsh

Facsimile:  (2120 899-3755

Telephone: (212) 899-3400

with a copy to:

O’Melveny & Myers LLP

Times Square Tower

7 Times Square

New York, New York 10036

Attn: Ilan S. Nissan, Esq.

Facsimile:  (212) 326-2061

Telephone: (212) 408-2443

New York Life Capital Partners, L.P.

c/o [                   ]

[Address]

[City, State Zip]

Attention:  [                   ]

Facsimile:  [                   ]

Telephone: [                   ]

The Northwestern Mutual Life Insurance Company
c/o [                   ]

[Address]

[City, State Zip]

Attention:  [                   ]

Facsimile:  [                   ]

Telephone: [                   ]

Wachovia Capital Partners, LLC
c/o [                   ]

[Address]

[City, State Zip]

Attention:  [                   ]

Facsimile:  [                   ]

Telephone: [                   ]

Exhibit A

Bond Stockholders

Exhibit B

JOINDER AGREEMENT

The undersigned is executing and delivering this Joinder Agreement pursuant to the Registration Rights Agreement dated as of July 18, 2006 (as amended, modified, supplemented or restated from time to time, the “Registration Rights Agreement”), among Pliant Corporation, a Delaware corporation (the “Company”), and certain of its stockholders signatory thereto.

By executing and delivering this Joinder Agreement to the Company, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the provisions of the Registration Rights Agreement in the same manner as if the undersigned were an original signatory to such agreement.

The undersigned agrees that the undersigned shall be [a] [an] [Bond Stockholder] [Other Stockholder], as such term[s] [is] [are] defined in the Registration Rights Agreement.(1)

Accordingly, the undersigned has executed and delivered this Registration Rights Agreement Joinder as of [                  ].

Signature of Stockholder

Print Name of Stockholder

Address

Facsimile

Telephone

(1)  Type of Stockholder shall be the same as the transferor of the transferred Securities.  A Stockholder cannot be classified into more than one type of Stockholder simultaneously (e.g.,  a Stockholder cannot simultaneously be an Other Stockholder and a Bond Stockholder).

PLIANT CORPORATION

REGISTRATION RIGHTS AGREEMENT

JULY 18, 2006